LEASE

                    Landlord - Investors Equity of Iowa, Inc.

                       Tenant - West Des Moines State Bank

                                TABLE OF CONTENTS

Article

I       Construction of Office Building

II      Grant and Term

III     Rent

IV      Landlord's Title

V       Condition of Premises

VI      Use of Premises

VII     Certain Rights Reserved to the Landlord

VIII    Waiver of Certain Rights

IX      Service

X       Janitor Service

XI      Taxes

XII     Repairs

XIII    Untenantability Due to Damage By Fire, the Elements
        Or Other Casualty

XIV     Condemnation

XV      Alterations and Removal of Fixtures

XVI     Restrictive Covenant and Covenant of Access

XVII    Tenant's Default

XVIII   Holding Over

XIX     Landlord's Default

XX      Remedies Cumulative

XXI     Assignment and Subletting

XXII    Insurance and Indemnity

XVIII   Protection from Subrogation

XXIV    Exterior Signs

XXV     Automatic Extensions

XXVI    Option to Purchase

XXVII   First-Refusal Option to Purchase

XXVIII  First-Refusal Option to Lease

XXIX    Parking

XXX     Subordination

XXXI    Notices

XXXII   Miscellaneous

XXXIII  Zoning Variance Condition

XXXIV   Mutual Agreement and Easement

XXXV    Liquidated Damages

                                      LEASE

THIS LEASE made and entered into in quadruplicate this 9th day of September, 1971, by and between Investors Equity of Iowa, Inc., an Iowa corporation (hereinafter referred to as "Landlord") and West Des Moines State Bank, an Iowa banking corporation (hereinafter referred to as "Tenant"),

                                   WITNESSETH:

                   ARTICLE I. CONSTRUCTION OF OFFICE BUILDING




A. Landlord shall, within a reasonable time, which is anticipated to be on or before October 1, 1971, comment to erect, or cause to be erected, on approximately two and one-half (2-1/2) acres of certain real estate located on the East side of 22nd Street in approximately the 1600 Block, West Des Moines, Polk County, Iowa, and legally described on Exhibit "A" attached hereto and made a part hereof (hereinafter referred to as the "Property), an office building of not less than four stories (plus a roof parapet) approximately fifty seven (57) feet in height, containing approximately 38,500 gross square feet with approximately 32,000 net rentable square feet (hereinafter referred to as the "Office Building"), in which the Leased Premises (as hereinafter defined) are located, in accordance with PROPROSED OUTLINE SPECIFICATIONS and ITEMS INCLUDED IN CONSTRUCTION AND UNIT COSTS set forth on Exhibit "B" and Exhibit "C", respectively, attached hereto and made a part hereof and in accordance with detailed plans and specifications to be prepared by Landlord and to be approved by the Landlord and the Tenant in writing and cause the Leased Premises (as hereinafter defined) and the parking areas sufficient to allow the Tenant to operate its business to be completed on or before May 1, 1972. The landlord will construct and erect the Office Building in compliance with all applicable federal, state, and municipal laws and the rules and regulations of the departments and bureaus having jurisdiction thereof. In connection with the Leased Premises (as hereinafter defined), the Landlord will furnish the Tenant satisfactory evidence of such compliance in the form of a certificate of occupancy, or its equivalent; issued by the appropriate municipal department having jurisdiction over the Office Building, and by a certificate of compliance issued by the Landlord's architect, in which instance the concurrence by Tenant's construction consultant, if one has been appointed, shall be required.

B. Tenant may appoint a construction consultant to assist Landlord's architect in the preparation of said detailed plans and specifications pertaining to the premises leased by Tenant. During the course of such construction Tenant's construction consultant may enter upon the Property at all reasonable times for purpose of inspection. If at any time during construction the Tenant's construction consultant determines that the construction is not being carried out in substantial accordance with the detailed plans and specifications as the same relates to the premises leased by the Tenant, said construction consultant shall notify the Landlord's architect of the problem and the Landlord's architect shall promptly endeavor to resolve the problem. If the problem is not resolved in this manner, and if Landlord and Tenant cannot resolve the problem, then Landlord's architect and Tenant's construction consultant shall appoint a third professional to resolve the problem. At the time two of the three professionals agree, their decision as to the problem shall be binding. The Landlord and Tenant shall bear equally the expense of the third party professional.

C. To expedite commencement of Tenant's business in the premises leased by Tenant, Tenant may enter upon the premises leased by Tenant during the construction for the purpose of performing Tenant's work of installing bank equipment, trade fixtures and furnishings, providing Tenant does not interfere with such construction and providing Tenant shall, if Landlord so requires, do such work with only union workmen. If the Tenant directs in writing, Landlord shall provide said bank equipment, trade fixtures and furnishings, and any replacements thereof, during the term of this lease, at Landlord's cost plus 10%, which shall be paid by Tenant within ten (10) days from the date the Landlord renders statements of account therefor.

D. The herein described office building shall be known as the "West Bank Office Building", so long as the Tenant occupies the same.

                           ARTICLE II. GRANT AND TERM

A. Leased Premises. For and in consideration of the covenants, agreements and stipulations of both parties herein contained, Landlord does hereby demise and lease unto Tenant, and Tenant does hereby lease and take from Landlord all of the first floor of the Office Building consisting of approximately 8,000 square feet and approximately 2,000 square feet of the second floor of the Office Building, the exact location of which to be mutually agreed upon by the parties (hereinafter referred to as "Leased Premises"). The exact amount of square feet to be leased by Tenant on the first and second floor of the Office Building shall be determined at such time as detailed plans and specifications are approved in accordance with Article I-A hereof.

B. Term. The term of this Lease and Tenant's obligation to pay rent hereunder shall commence upon the first day of the month following the delivery of possession of the Leased Premises to the Tenant pursuant to a certificate of occupancy or its equivalent, issued by the appropriate municipal authority having jurisdiction over the Leased Premises and a certificate of completion issued by the Landlord's architect and concurrence of Tenant's construction consultant, as provided in Article I-A hereof, certifying that the Leased Premises and surrounding area have been completed in substantial accordance with the detailed plans and specifications therefor, and with all laws, ordinances, rules and regulations applicable thereto. The term of this Lease shall terminate twenty (20) years after the term commencement date.

C. Supplemental Agreement. In order to place in writing the exact dates of commencement and termination of the term of this Lease, the parties shall, within ten (10) days after the commencement of the term of this Lease, execute a supplemental agreement to become a part hereof, setting forth the commencement and termination dates of the term of this Lease as determined under the provisions of this Article II. Such agreement shall also acknowledge that the Landlord has complied with all construction requirements imposed upon it under the terms of the Lease as relates to the Leased Premises, or if within the ten (10) day period all the work has not been completed, the agreement will list, as exceptions, those items of which have not been performed or items of material that have not been furnished.


                                ARTICLE III. RENT

A. Tenant shall pay the Landlord, at the office of Landlord, or at such other place designated by Landlord, without any prior demand therefor and without any deduction or set off whatsoever, rent at the rate of Sixty Five Thousand and No/100 Dollars ($65,000.00) per year payable in equal monthly installments, in advance, of Five Thousand Four Hundred Sixteen and 67/100 Dollars ($5,416.67). Unpaid rent shall bear interest at nine percent (9%) per annum from the date due until paid.

     The rent, as herein provided, presumes that upon completion of the Office Building, the Tenant will occupy a total of approximately 10,000 square feet, of which approximately 8,000 square feet will be located on the first floor and approximately 2,000 square feet will be located on the second floor and all of which leased area of premises shall be considered as finished space. In the event that the Tenant directs the Landlord to finish less than 2,000 square feet on the second floor of the Office Building in the same manner as the Tenant's space is completed on the first floor of the same, then rent shall be adjusted to reflect the number of unfurnished square feet occupied by the Tenant on the second floor at the rate of $5.50 per square foot per year, or the Landlord's differential in cost between finished and unfinished space, whichever is the lesser. When such amounts of finished and unfinished space to be occupied by the Tenant are finally determined, the parties hereto will execute an amendment to this Lease to establish the amount of rent if it should be established to be different from the amount above provided for in this Article III-A.

B. As promptly as practicable after the end of each five-year period of this Lease, including renewals, the Landlord shall compute the increase, if any, in the cost of living for the preceding five-year period based upon the "Consumer Price Index-Cities (1967 = 100)" (hereinafter called the Index), published by the Bureau of Labor Statistics of the United States Department of Labor.

     The Index number indicated in the column entitled "all items" for the month of the beginning of each of said five-year periods shall be the "current Index number" and the corresponding Index number for the same month five years earlier shall be the "base Index number".

     The current Index number shall be divided by the base Index number. From the quotient thereof, there shall be subtracted the integer 1, and any resulting positive number shall be deemed to be the percentage of increase in the cost of living.

     The rent payable under this Article for the succeeding five years shall be increased by the percentage of increase as so determined, as results from the application of the percentage increase to the rent payable during the initial five-year period of this Lease. In no event shall the rent for any succeeding five-year period be less than the rent for the preceding five-year period.

     The Landlord shall, within a reasonable time after obtaining the appropriate data necessary for computing such increase, give the Tenant notice of any increase so determined, and the Landlord's computation thereof shall be conclusive and binding but shall not preclude any adjustment which may be required upon which the computation was based unless the Tenant shall, within 60 days after the giving of such notice, notify the Landlord of any claimed error therein. Any dispute between the parties as to any such computation shall be determined by arbitration.

     The rent, as so determined shall be due and payable to the Landlord in equal monthly installments commencing with the first month of such succeeding five-year period (any retroactive payments then due being payable within five days after the giving of such notice), and in the event of any subsequent redetermination of such amount the adjustment thus indicated shall be made promptly between the Landlord and the Tenant.

     If publication of the Consumer Price Index shall be discontinued, the parties hereto shall thereafter accept comparable statistics on the cost of living as they shall be computed and published by an agency of the United States or by a responsible financial periodical of recognized authority then to be selected by the parties hereto or, if the parties cannot agree upon a selection, by arbitration. In the event of (1) use of comparable statistics in place of the Consumer Price Index as above mentioned, or (2) publication of the Index figure at other than monthly intervals, there shall be made in the method of computation herein provided by such revisions as the circumstances may require to carry out the intent of this Article, and any dispute between the parties as to the making of such adjustment shall be determined by arbitration.


                          ARTICLE IV. LANDLORD'S TITLE

Landlord covenants that it has full right and power to execute and perform this Lease pursuant to the provisions of a certain Ground Lease, dated July 1, 1971, by and between Harold J. Howe and June Howe, husband and wife, and Joyce H. Baehler and William J. Baehler, wife and husband, as Lessor, and the Landlord herein, as Lessee (hereinafter referred to as "Ground Lease"), a copy of which Ground Lease has been heretofore delivered to Tenant, and that is will put Tenant into complete and exclusive possession of the Leased Premises free from all orders and notices of violations of any public or quasi-public authority. Landlord further covenants that Tenant, on paying the rents reserved herein and performing the covenants and agreements hereof, shall peaceably and quietly have, hold and enjoy the Leased Premises and all rights, easements, appurtenances and privileges thereunto belonging or in any wise appertaining, during the term hereof. Landlord agrees that no amendment will be made in the Ground Lease without the prior written approval of Tenant, which approval will not be unreasonably withheld.


                        ARTICLE V. CONDITION OF PREMISES

The Tenant's taking possession shall be conclusive evidence as against the Tenant that the Leased Premises were in good order and satisfactory condition when the Tenant took possession, subject to the exceptions as to unperformed work or defects provided for in Article II-C hereof. No promise of the Landlord to alter, remodel or improve the Leased Premises or the Office Building and no representation respecting the condition of the Leased Premises or the Office Building have been made by the Landlord to the Tenant, unless the same is contained herein, or made a part hereof. At the termination of this Lease by lapse of time or otherwise, the Tenant shall return the Leased Premises in as good condition as when the Tenant took possession, ordinary wear, loss by fire and other casualty and alterations or additions permitted under Article XV hereof, excepted.


                           ARTICLE VI. USE OF PREMISES

A. The Tenant shall occupy and use the Leased Premises during the term of General Banking purposes, General Office Use, and storage.

B. The Tenant shall not sell or offer for sale on the Leased Premises or in the Office Building any article or thing except those articles and things essentially connected with the stated use of the Leased Premises without the advance written consent of the Landlord.

C. The Tenant will not make or permit to be made any use of the Leased Premises which, directly or indirectly, is forbidden by public law, ordinance or governmental regulation or which may be dangerous to life, limb or property, or which may invalidate or increase the premium cost of any policy of insurance carried on the Office Building or covering its operations.

D. Subject to the provisions of Article XXIV, the Tenant shall not display, inscribe, print, paint, maintain or affix any place in or about the Office Building any sign, notice, legend, direction, figure or advertisement, except on the doors of the Leased Premises and on any Directory Boards, and then only such name or names and matters, and in such color, size, style, place and material, as shall first have been approved by the Landlord in writing, which approval shall not be unreasonably withheld.

E. The Tenant shall not advertise the business, profession or activities of the Tenant conducted in the Office Building in any manner which violates the letter or spirit of any code of ethics adopted by an recognized association or organization pertaining to such business, profession or activities, and shall not use the name of the Office Building for any purpose other than that of business address of the Tenant. Any violation of this paragraph may be restrained by injunction.

F. The Tenant shall not obstruct, or use for storage, or for any purpose other than ingress and egress, the sidewalks, entrances, passages, courts, corridors, vestibules, halls, elevators and stairways of the Office Building.

G. No bicycle or other vehicle, unless for display or promotional activities, and no dog or other animal or bird shall be brought or permitted to be in the Office Building or any part thereof.

H. The Tenant shall not make or permit any noise or odor that is objectionable to other occupants of the Office Building to emanate from the Leased Premises, and shall not create or maintain a nuisance thereon, and shall not disturb, solicit or canvass any occupant of the Office Building, except for community sanctioned charitable activities, and shall not do any act tending to injure the reputation of the Office Building.

I. The Tenant shall not install any piano, phonograph, or other musical instrument, or radio or television set in the Office Building or any antennae, aerial wires or other equipment inside or outside the Office Building, except as such of the foregoing described equipment as might be required as an integral part of a bank security system, without, in each and every instance, prior approval in writing by the Landlord. The use thereof, if permitted, shall be subject to control by the Landlord to the end that others shall not be disturbed or annoyed.

J. The Tenant shall not place or permit to be placed any article of any kind on the window ledges or the exterior walls, and shall not throw or permit to be thrown or dropped any article from any window of the Office Building.

K. The Tenant shall not undertake to regulate any thermostat, and shall not waste water by tying, wedging or otherwise fastening open any faucet, and shall exercise customary precaution to avoid the clogging or spillage of any plumbing fixture.

L. No additional locks or similar devices shall be attached to any door or window, except as subsequently required by bank facility security precautions. No keys for any doors other than those provided by the Landlord shall be made. If more than two keys for one lock are desired by the Tenant, the Landlord may provide the same upon payment by the Tenant. Upon termination of this Lease or of the Tenant's possession the Tennant shall surrender all keys of the Leased Premises and shall make known to the Landlord the explanation of all combination locks on safes, cabinets, and vaults.

M. The Tenant shall be responsible for the locking of doors and the closing of transoms and windows in and to the Leased Premises. Any damage resulting from neglect of this clause shall be paid for by the Tenant.

N. If the Tenant desires sprinkler, telegraphic, telephonic, television, burglar alarm or signal service, the Landlord will, upon request, direct where and how connections and all wiring for such service shall be introduced and run. Without such directions, no boring, cutting or installation of pipes, wires or cables is permitted. All such work shall be done at Tenant's sole cost.

O. If the Tenant desires and the Landlord permits blinds, shades, awnings, drapes, or other form of inside or outside window covering, or windrow ventilators or similar devices, they shall be furnished, installed and maintained at the expense of the Tenant and must be of such shape, color, material and make as approved by the Landlord, and installed per Landlord's instructions.

P. All persons entering or leaving the building between the hours of 6:00 P.M. and 8:00 A.M., Monday through Friday, or at any time on Saturdays, Sundays or holidays, may be required to identify themselves to a watchman by registration or otherwise and to establish their rights to enter or leave the Office Building, except banking customers, invitees or licensees of the Tenant during established banking hours on Saturdays. The Landlord may exclude or expel any peddler, solicitor or beggar at any time.

Q. The Tenant shall not overload any floor. The Landlord may direct the routing and location of safes and other heavy articles. Safes, furniture and all large articles shall be brought through the Office Building and into the Leased Premises at such times and in such manner as the Landlord shall direct and at the Tenant's sole risk and responsibility. The Tenant shall list all furniture, equipment and similar articles to be removed from the Leased Premises, and the list must be approved at the Office of the Office Building or by a designated person before building employees will permit any article to be removed, except when articles removed are replaced with articles of like kind and value.

R. Unless the Landlord gives advance written consent in each and every instance, the Tenant shall not install or operate any steam or internal combustion engine, boiler, machinery, refrigerating or heating device or air conditioning apparatus in or about the Leased Premises, or carry on any mechanical business therein, or use the Leased Premises for housing accommodations or lodging or sleeping purposes, or do any cooking therein, or any illumination other than electric light, or use or permit to be brought into the Office Building any inflammable oils or fluids such as gasoline, kerosene, naphtha and benzine, or any explosives or other articles deemed extra hazardous to life, limb or property.

S. The Tenant shall not place or allow anything to be against or near the glass or partitions or doors of the Leased Premises which may diminish the light in, or be unsightly from, halls or corridors.

T. The Tenant shall not install in the Leased Premises any equipment which uses a substantial amount of electricity without the advance written consent of the Landlord, which consent shall not be unreasonably withheld. The Tenant shall ascertain from the Landlord the maximum amount of electrical current which can safely be used in the Leased Premises, taking into account the capacity of the electric wiring in the Office Building and the Leased Premises and the needs of other tenants in the Office Building and shall not use more than such safe capacity. The Landlord's consent to the installation of electric equipment shall not relieve the Tenant from the obligation not to use more electricity than such safe capacity. The Tenant shall be liable to the Landlord for all damages resulting from a violation of any of the provisions of this Paragraph (T) of Article VI unless the Landlord's consent is first obtained.

U. No item of any kind shall be secured to the ceiling of the Leased Premises, nor shall any shelves, pictures, cabinets, fixtures or equipment of any kind be attached to the floors, walls and partitions of the Leased Premises without first procuring the express written consent of Landlord and in strict compliance with the method of attachment specified by Landlord.

V.   In addition  to all other  liabilities  for breach of any  covenant of this
     Article VI, the Tenant shall pay to the Landlord all damages caused by such breach and shall also pay to the Landlord an amount equal to any increase in insurance premium or premiums caused by such breach.

              ARTICLE VII. CERTAIN RIGHTS RESERVED TO THE LANDLORD

The Landlord reserves the following rights: (a) to have access for the Landlord and other tenants of the Office Building to any mail chutes located on the Leased Premises according to the rules of the United States Post Office; (b) during the last ninety (90) days of the term, or any part thereof, if during or prior to that time the tenant vacates the Leased Premises, to decorate, remodel, repair, alter or otherwise prepare the Leased Premises for reoccupancy; (c) to notify designated officers of the Tenant of the need for access to the Leased Premises during hours when the Tenant's Bank is closed and to be promptly provided entrance to the Leased Premises after notification, but in no event shall the Landlord be entitled to passkeys to the Leased Premises; (d) subject to the provisions of Article XVI, to grant to anyone the exclusive right to conduct any particular business or undertaking in the Office Building; (e) to exhibit the Leased Premises to others; (f) to take any and all measures, including inspections, repairs, alterations, additions and improvements to the Leased Premises or to the Office Building, as may be necessary or desirable for the safety, protection or preservation of the Leased Premises or the Office Building or the Landlord's interest, or as may be necessary or desirable in the operation of the Office Building, or for the construction or remodeling of other space in the Office Building.

The Landlord may enter upon the Leased Premises and may exercise any or all of the foregoing rights hereby reserved without being deemed guilty or an eviction or disturbance of the Tenant's use or possession and without being liable in any manner in the Tenant.


                     ARTICLE VIII. WAIVER OF CERTAIN CLAIMS

All personal property in the Leased Premises shall be at the risk of the Tenant only, and Landlord shall not be liable for any damage, either to person or property, sustained by Tenant or other persons, due to the Office Building, or any part or appurtenance thereof, or the machinery or appliances used in connection therewith, becoming out of repair, or in defective condition, or arising from the bursting or leaking of water, gas, sewer or steam pipes.


                               ARTICLE IX. SERVICE

The Landlord shall furnish heat, air conditioning, elevator service, water and electricity; provided, however, that Landlord shall not be liable for any damages for failure to perform as herein provided or for any stoppage of any part of the mechanical plant of the building, arising from riot, strikes, unavoidable accident or casualty or other like or unlike causes beyond the control of the Landlord or for any stoppage thereof for needful repairs or fro improvements, provided Landlord uses reasonable diligence to resume such service.

Heat will be provided by Landlord during reasonable business hours during the regular heating season between October 1st and May 15th, and at such other times whenever heat shall, in Landlord's judgment, be required for the comfortable occupancy of the Leased Premises, and air conditioning will be provided by Landlord during Tenant's required business hours during the regular air conditioning season between the dates of May 16th and September 30th, and at such other times whenever air conditioning shall, in Landlord's judgment, be required for the comfortable occupancy of the Leased Premises; provided, however, that in either case, Landlord shall not be liable for any interruption in said services due to breakage of apparatus, stoppage for needful repairs or from any other causes beyond the control of Landlord.


                           ARTICLE X. JANITOR SERVICES

The Tenant shall provide its own janitor service in and about the interior of the Leased Premises. The Tenant shall not provide any janitor service in and about the Leased Premises except through a janitor contractor or Tenant's employees who are, and shall continuously be, in each and every instance, satisfactory to the Landlord.


                                ARTICLE XI. TAXES

Tenant shall pay all taxes assessed on its merchandise, trade fixtures and equipment in or upon the Leased Premises and also general license or franchise taxes, if any, which may be required for the conduct of Tenant's business. Landlord will pay for all real estate taxes and special assessments assessed on the Property during the term, and any renewal periods, except Tenant shall contribute thereto as follows:

The amount of the real estate taxes for the first full calendar year in which the Property is assessed at its completed full value shall thereafter constitute the amount of the real estates taxes which Landlord shall bear for the second full calendar year thereafter and for each subsequent calendar year of the term and any renewal periods. An amount equal to the increase, if any, in such real estate taxes over and above such amount for the first full calendar year shall be first determined. Tenant shall pay to Landlord for the second full calendar year and each full calendar year thereafter, including renewal periods, (prorated for the last year if the term ends other than on the last day of December) that portion of the excess as shall be computed on the basis of the proportion which the square foot area of the Leased Premises bears to the total square foot area of all the rentable floor area of Landlord in the Office Building, provided, that Tenant shall not be required to pay such amount to Landlord more than thirty (30) days prior to the due date of the installment of tax involved.

Payments required under this Article shall be made to Landlord upon receipt by Tenant of written notice thereof from Landlord which notice shall be sent at least thirty (30) days before the last day on which Landlord may make payment thereof, without interest or penalty, except that Tenant's payment for the period in which the term ends shall be made no later than the end of the term and shall be based upon the latest official assessment.

Landlord shall make available for inspection by Tenant upon request, all bills required to be paid, in part, by Tenant under this Article as well as the bill for the first full tax year herein-before referred to.

Tenant shall have the right in good faith, at its expense, in Landlord's and/or Tenant name, to contest or review in legal proceedings, or in such other manner as it deems suitable any such real estate taxes, provided that such contest or review operates to suspend the collection of such real estate taxes or prevents the sale of the Property to satisfy the same. Landlord will join in any contest or protest provided for in this paragraph at the request of Tenant, but at the Tenant's sole cost and expense, and as a condition of such joinder may require reasonable indemnity against any costs or other damage by reason of such joinder.

Tenant shall also have the right, if it so desires, to endeavor to obtain a lowering of the assessed valuation of the Property or in the improvements placed thereon, and Landlord agrees to cooperate in such endeavor at no expense to it.


                              ARTICLE XII. REPAIRS

Landlord shall at all times during the term of this Lease, or any extension thereof, keep the Office Building and the Property, both exterior and interior, structural and otherwise, including plumbing, heating, electrical, air conditioning, parking lot (including snow removal), yard area and common areas in good repair, and shall make all said repairs at Landlord's sole expense, provided, however, that Landlord shall not be responsible for the repair of any damage caused by any act or negligence of Tenant, its employees, agents, licensees, or contractors.

At any time or times, the Landlord, either voluntarily or pursuant to governmental requirement, may, at the Landlord's own expense, make additions, repairs, alterations or improvements in or to the Office Building or any part thereof, including the Leased Premises, and, during operations, after timely notice to Tenant, may close entrances, doors, corridors, elevators or other facilities, temporarily, all without any liability to the Tenant by reason of interference, inconvenience or annoyance. The Tenant shall pay the Landlord for overtime, having first consented to the same, and for any other expense incurred in the event such additions, repairs, alterations, or improvements in the Leased Premises are not make during ordinary business hours at the Tenant's request.


                 ARTICLE XIII. UNTENANTABILITY DUE TO DAMAGE BY
                      FIRE, THE ELEMENTS OR OTHER CASUALTY

If, during the term of this Lease, the Leased Premises are destroyed by fire, the elements or other casualty so as to render the same wholly unfit for occupancy, then Landlord or Tenant shall have the right to cancel and terminate this Lease within 30 days from the date of any such damage or destruction by written notice to the other party, and in the event of such cancellation or termination, then Tenant shall immediately surrender the Leased Premises and all interest therein to Landlord, and Tenant shall pay rent only to the time of said damage. In the event the Landlord and Tenant shall not cancel or terminate the Lease then and in such event, the Landlord shall repair and restore the same with all reasonable speed, and the rent shall not run or accrue after the damage or destruction or while the process or repairs is going on, the rent shall recommence immediately after such repair or restoration shall be completed; but if the Leased Premises shall be only partially damaged by fire, the elements or other casualty and a portion of the Leased Premises remain fit for occupancy, then said Landlord agrees that it will repair the same within a reasonable time, and in that case, the rent accrued or accruing shall abate only in proportion to the area deemed to be untenantable to the Tenant.

Landlord's obligation to repair and restore hereunder is subject to restriction or regulation then imposed or enacted by duly constituted public authority.


                            ARTICLE XIV. CONDEMNATION

In the event that any portion of the Leased Premises shall be taken or condemned for public use, the Landlord shall rebuild and restore the remaining portion thereof so as to make an architecturally complete unit, and the rental provided for under the provisions of Article III shall be reduced in the proportion which the actual area of the space taken bears to the entire floor area leased hereunder. Provided, however, that in the event that twenty-five percent (25%) or more of the total ground floor area of Leased Premises shall be taken, either Tenant or Landlord may cancel and terminate this Lease by serving upon the other party a written notice of its intention so to do within thirty (30) days after the condemnation judgment shall be entered, in which event Landlord shall not be required to restore or rebuild the Leased Premises. It is agreed, however, that in the event that less than twenty-five percent (25%) of the total ground floor area of Leased Premises shall be taken, or if more than twenty-five percent (25%) is taken and the Lease is not otherwise cancelled or terminated by either party hereto in accordance with termination rights reserved herein, then the premises shall be restored as a foresaid. Tenant shall have no right or claim for any portion of Landlord's condemnation award, and shall have no right or claim based on the condemnation of the Tenant's space or of Tenant's leasehold interest therein; except, however, in the event the Lease is terminated and the Tenant shall not have fully authorized expenditures made for alteration, changes or improvements to the Leased Premises, the Landlord shall assign to the Tenant so much of any award payable as the result of such condemnation as shall equal the unamortized portion of Tenant's said expenditures. Said unamortized portion of Tenant's said expenditures by a fraction, the numerator of which shall be the number of remaining years of the lease term at the time of condemnation and the denominator of which shall be the number of the remaining years of the lease term at the time such expenditures shall have been made plus the number of years for which the lease term may have been subsequently extended. In no event shall Tenant have any right on account of the condemnation of any portion of the yard area, parking, driving or walking areas referred to in Article XXIX hereof, provided, however, that in the event of the condemnation of any portion of the exclusive automobile spaces for Tenant's customer parking and convenience or the adequate access to and from Tenant's drive-up banking facility, as provided in
Article XXIX hereof, the Landlord shall redesign the parking area of the Property or parking area upon adjoining property if controlled by Landlord in such a manner as to provide the Tenant with equivalent exclusive parking spaces and equivalent adequate access to and from Tenant's drive-up banking facility.


                 ARTICLE XV. ALTERATIONS AND REMOVAL OF FIXTURES

A. The Tenant shall not make any alterations in or additions to the Leased Premises without the Landlord's advance written consent in each and every instance, which consent shall not be unreasonably withheld. If the Landlord consents to such alterations or additions, before commencement of the work or delivery of any materials onto the Leased Premises or into the Office Building, the Tenant shall furnish the Landlord with plans and specifications, names and addresses of contractors, copies of contracts, necessary permits and indemnification in form and amount satisfactory to Landlord and waivers of liens against any and all claims, costs, damages, liabilities and expenses which may arise in connection with the alterations or additions. Whether the Tenant furnishes the Landlord the foregoing or not, the Tenant hereby agrees to hold the Landlord harmless from any and all liabilities of every kind and description which may arise out of or be connected in any way with said alterations or additions. Before commencing any work in connection with alterations or additions, the Tenant shall furnish the Landlord with certificates of insurance from all contractors performing labor or furnishing materials insuring the Landlord against any and all liabilities which may arise out of or be connected in any way with said additions or alterations. The Tenant shall pay the cost of all such alterations and additions and also the cost of decorating the Leased Premises occasioned by such alterations and additions. Upon completing any alterations or additions, the Tenant shall furnish the Landlord with contractor's affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended and used. All alterations and additions shall comply with all insurance requirements and with all ordinances and regulations of the City of West Des Moines, County of Polk, or any department or agency thereof and with the requirements of all statutes and regulations of the State of Iowa or of any department or agency thereof. All alterations and additions shall be constructed in a good and workmanlike manner and only good grades of materials shall be used. The Tenant shall permit the Landlord to supervise construction operations in connection with alterations or additions if the Landlord requests to do so. All alterations or additions, temporary or permanent, in or upon the Leased Premises, whether placed there by the Tenant or by the Landlord, shall become the Landlord's property and shall remain upon the Leased Premises at the termination of this Lease by lapse of time or otherwise without compensation or allowance or credit to the Tenant.

B. All bank equipment, trade fixtures and furnishings of the Tenant shall remain Tenant's property at all times and may be removed at the termination of this Lease, by lapse of time or otherwise, any damage to the Leased Premises in the course of such removal to be repaired by Tenant at Tenant's cost and expense. If the Tenant does not remove said bank equipment, trade fixtures and furnishings from the Leased Premises prior to the end of the term, however ended, the Tenant shall be conclusively presumed to have conveyed the same to the Landlord under this Lease as a bill of sale without further payment or credit by the Landlord to the Tenant.


            ARTICLE XVI. RESTRICTIVE COVENANT AND COVENANT OF ACCESS

Attached hereto, marked Exhibit "D" and made a part hereof is a proposed plat of Westown Park; outlined in red thereon is a portion of said Westown Park (hereinafter referred to as the "Restrictive Covenant Area"), of which the Property is a part, and the balance of which Landlord, or its successors or assigns, may acquire for future development; outlined in blue thereon is proposed Westown Parkway which Landlord, or its successors or assigns, may dedicate to the City of West Des Moines, Iowa as a public street.

Landlord, or its successors and assigns, during the term of this Lease, or any extensions thereof, shall not hereafter lease, rent, occupy or permit to be occupied or sell any property within the boundaries of the Restrictive Covenant Area without a covenant prohibiting the use or occupancy of such property as a Bank or a State or Federal chartered savings and loan association or any other entity performing the function of checking (which is defined to be that service normally performed by a Bank), Federal insured savings, or rental to general public of safe deposit boxes. This restrictive covenant is deemed to run with the title to the land which is the subject of this Article and will be set forth in any memorandum of this Lease which is filed of record. This restrictive covenant shall remain in force and effect so long as the Tenant occupies the Leased Premises.

Landlord shall provide two accesses, for purposes of ingress and egress, to the Property as follows:

1. One access to 22nd Street, West Des Moines, Iowa, via proposed Westown Parkway, and

2. One access as indicated on Exhibit "E" attached hereto and made a part hereof.


                         ARTICLE XVII. TENANT'S DEFAULT

a. The following events shall be deemed to be events of default by Tenant under this Lease:

     (1) Tenant shall have failed to pay any installment of rent or any other charge provided herein, or any portion thereof when the same shall be due and payable, and the same shall remain unpaid for a period of ten
          (10) days after written notice from Landlord; or

     (2) Tenant shall have failed to comply with any other provisions of this Lease and shall not cure such failure within (30) days after Landlord, by written notice, has informed Tenant of such noncompliance (in the case of a default which cannot, with due diligence, be cured within a period of thirty (30) days, Tenant shall have such additional time to cure same as may reasonably be necessary, provided Tenant proceeds promptly and with due diligence to cure such default after receipt of said notice); or

     (3) If any voluntary or involuntary petition or similar pleading under any section or sections of any bankruptcy act shall be filed by or against Tenant, or any voluntary or involuntary proceeding in any court or tribunal shall be instituted to declare Tenant insolvent or unable to pay Tenant's debts; or

     (4)  Tenant shall make an assignment for the benefit of creditors; or

     (5) Tenant shall cease to conduct its normal business operations in the Leased Premises or shall vacate or abandon the Leased Premises and leave same vacated or abandoned for a period of ten (10) days; or

     (6) Tenant shall do or permit to be done anything which creates a lien upon the Leased Premises and Tenant fails to remove said lien within thirty (30) days after written notice from Landlord,

     the Landlord  upon five (5) days written  notice to Tenant may elect either
     (a) to cancel and terminate this Lease, or (b) to terminate Tenant's right to possession only without terminating the Lease.

     In the event of election under (b) above to terminate Tenant's right to possession only, Landlord may, at Landlord's option, enter into the Leased Premises and take and hold possession thereof, without such entry into possession terminating this Lease or releasing Tenant in whole or in part from Tenant's obligation to pay the rent hereunder for the full stated term. Upon such re-entry, Landlord may remove all persons and property from the Leased Premises and such property may be removed and stored in a bonded public warehouse at the cost of and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass. Upon and after entry into possession without termination of the Lease, Landlord shall use its best efforts to relet the Leased Premises, or any part thereof, for the account of Tenant, to any person, firm or corporation, other than Tenant, for such rent, for such time and upon such terms as Landlord, in Landlord's sole discretion, shall determine, but Landlord shall not be required to accept any tenant offered by Tenant, unless the prospective successor tenant will pay the same rental rates as provided for herein, or to observe any instruction given by Tenant about such reletting. In any such case, Landlord may make repairs and redecorate the Leased Premises as may be reasonably necessary, and Tenant shall, upon demand, pay the costs thereof, together with Landlord's expense of reletting. If the consideration collected by Landlord upon any such reletting for Tenant's account, and after deduction all expenses incident thereto, including reasonable brokerage fees and legal expenses, is not sufficient to pay monthly the full amount of the rent provided in this Lease, Tenant shall pay to Landlord the amount of each monthly deficiency upon demand. In the event that Landlord shall have terminated Tenant's right to possession only, Landlord shall have the right to cancel and terminate this Lease by serving five (5) days written notice on Tenant of such further election and to pursue any remedy of law or in equity that may be available to Landlord.

B. In case Landlord shall, without default on its part, be made a party to any litigation commenced by or against Tenant, then Tenant shall pay all costs, expenses and reasonable attorneys' fees incurred or paid by Landlord in connection with such litigation, the Tenant first having been given an opportunity to defend against such claims and having failed to do so. Tenant shall also pay all costs, expenses and reasonable attorneys' fees that may be incurred or paid by Landlord in enforcing the covenants and agreements in this Lease provided that Landlord prevails in any litigation commenced by it to enforce same.

C. Landlord shall have at all times a valid lien for all rentals and other sums of money becoming due hereunder from Tenant, upon all goods, wares, equipment, fixtures, furniture and other personal property of Tenant situated on the Leased Premises, and such property shall not be removed therefrom without the consent of Landlord until all arrearages in rent as well as any and all other sums of money then due to Landlord hereunder shall first have been paid and discharged. Upon the concurrence of an event of default by Tenant, Landlord may, in addition to any other remedies provided herein or by law, enter upon the Leased Premises and take possession of any and all gods, wares, equipment, fixtures, furniture and other personal property of Tenant situated on the Leases Premises without liability for trespass or conversion, and sell the same with notice at public or private sale, with or without having such property at the sale, at which Landlord or its assigns may purchase, and apply the proceeds thereof, less and all expenses connected with the taking of possession and sale of the property, as a credit against any sums due by Tenant to Landlord. Any surplus shall be paid to Tenant, and Tenant agrees to pay any deficiency forthwith. Alternatively, the lien hereby granted may be foreclosed in any form provided by law. The statutory lien for rent is not hereby waived, the express contractual lien herein granted being in addition and supplementary thereto.

D. Anything in this Article XVII to the contrary notwithstanding, the maximum claim of the Landlord for damages of indemnity for injury resulting from the rejection or abandonment of the unexpired Lease, in the event that the Tenant Bank is closed or taken over by the Banking Authority of the State of Iowa or any other bank supervisory authority, shall in no event be in an amount exceeding the rental reserved by the Lease, without acceleration, for the year next succeeding the date of the surrender of the Leased Premises to the Landlord or the date or re-entry of the Landlord, whichever first occurs, whether before or after the closing of the Tenant Bank, plus an amount equal to the unpaid rent accrued, without acceleration up to such date.


                           ARTICLE XVIII. HOLDING OVER

In the event Tenant, with Landlord's consent, remains in possession of the Leased Premises after the expiration of this Lease and without the execution of a new lease, it shall be deemed to be occupying the Leased Premises as a tenant from month to month at a rental equal to the rental herein provided and otherwise subject to all the conditions, provisions and obligations of this Lease insofar as the same are applicable to a month to month tenancy.

                         ARTICLE XIX. LANDLORD'S DEFAULT

Landlord shall in no event be charged with default in the performance of any of its obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably required to correct any such default) after written notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation.

Should Landlord remain in default in the performance of its obligations hereunder after the lapse of thirty (30) days (or such additional time as is reasonably required to correct any such default) after said written notice, Tenant shall be entitled to perform the same for the account of and at the expense of Landlord. In such event, Landlord shall reimburse Tenant on account thereof on demand, with interest at the rate of nine percent (9%) per annum.

Tenant agrees that in the event Landlord is in default under this Lease, the Tenant shall give simultaneous written notice of such default to the holder of record of the first mortgage covering the Leased Premises provided Tenant shall have first been notified, in writing, of the name and address of such mortgage. Tenant further agrees that the said holder of the first mortgage shall be permitted to correct or remedy such default within the same period of time allotted to Landlord.


                         ARTICLE XX. REMEDIES CUMULATIVE

No waiver by Landlord or Tenant of a breach of any covenants, agreements, obligations or conditions of this Lease shall be construed to be a waiver of any future breach of the same or other covenant, agreement, obligation or condition hereof. No receipt of money by Landlord from Tenant after the termination of this Lease, or after the commencement of any suit or after final judgment of possession of the Leased Premises, shall reinstate, continue or extent the terms of this Lease or affect any notice, demand or suit. The rights and remedies hereby created are cumulative, and the use of one remedy shall not be taken to exclude or waive the right to the use of another, or exclude any other right or remedy allowed by law.


                     ARTICLE XXI. ASSIGNMENT AND SUBLETTING

Tenant shall not (except as hereinafter stipulated) assign this Lease and/or sublet the Leases Premises, or any part thereof, without in each instance obtaining the written permission of Landlord; however, Landlord's permission shall not be unreasonably withheld. It shall not be considered unreasonable for Landlord to withhold its consent for assigning or subletting for any use or to any tenant which would be in violation of any restrictive or exclusive agreements theretofore entered into by Landlord with respect to the Office
Building. The consent of Landlord to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting. This prohibition against assigning or subletting shall be construed to include a prohibition against any assignment or subletting by operation of law. If this Lease be assigned, or if the Leased Premises or any part thereof be underlet or occupied by anybody other than Tenant, Landlord may collect rent from the assignee, under-tenant or occupant, and apply the net amount collected to the rent herein reserved, but no such assignment, underletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, under-tenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. Notwithstanding any assignment or sublease, Tenant shall remain fully liable on this Lease and shall not be released from performing any of the terms, covenants and conditions of this Lease unless otherwise consented to by the Landlord in the documents of assignment or subletting.

                      ARTICLE XXII. INSURANCE AND IDEMNITY

A. Tenant shall, during the entire term hereof, keep in full force and effect a policy of public liability and property damage insurance with respect to the Leased Premises, and the business operated by Tenant and any subtenants of Tenant in the Leases Premises, in which the limits of public liability shall be not less than $300,000 per person and $1,000,000 per accident and in which the property damage liability shall be not less than $50,000. The policy shall name Landlord and Tenant as insureds, and shall contain a clause that the insurer will not cancel or change the insurance without first giving the Landlord ten (10) days prior written notice. The insurance shall be in the insurance company who is then writing Landlord's general public liability insurance under paragraph D of this Article XXII, provided that premiums for said insurance coverage are competitive in amounts for similar insurance which could be secured by the Tenant from other general public liability insurance carriers, and a copy of the policy or a certificate of insurance shall be delivered to Landlord.

B. Tenant shall indemnify Landlord and save it harmless from and against any and all claims, actions, damages liability and expense in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon or at the Leased Premises, or the occupancy or use by Tenant of the Leased Premises or any part thereof, or occasioned wholly or in part by any act or omission of Tenant, its agents, employees, contractors, sublessees, concessionaires or licenses, except if caused by the act or neglect of Landlord, its agents or employees. This indemnity shall apply in connection with claims, causes of actions or judgments arising out of the use of the common areas of the Property, in the event of the carelessness and neglect of the Tenant, its agents, employees, contractors, sublessees, concessionaires or licenses, and shall also apply to Tenant's occupancy of the Leased Premises during the installation of its bank equipment, trade fixtures and furnishings even though such occupancy may be prior to the commencement of the lease term.

C. The Landlord likewise agrees to indemnify the Tenant and save the Tenant harmless from any and all demands, claims, causes of action or judgments and all reasonable expenses incurred in investigating or necessitating the same for the injury to person, loss of life or damage to property occurring on the common areas of the Property, except if caused by the act or neglect of Tenant, its agents, employees, contractors, sublessees, concessionaires or licensees.

D. Landlord shall carry public liability insurance on the common areas of the Property in the minimum amounts of $300,000 per person and $1,000,000 per accident and $50,000 for property damage, naming the Tenant as an insured therein and providing the Tenant with a certificate of such insurance.

E. From and after the date of Tenant takes possession of the Lased Premises, the Landlord shall insure the Leased Premises against damage or destruction by fire or other casualties insured under a standard extended coverage endorsement. Said insurance shall be in an amount equal to not less than 80% of the insurable value of the improvements thereof and the policies thereof shall bear an endorsement to the effect that Tenant shall not notified not less than 10 days in advance of modification or cancellation of such insurance. Copies of such policies or certificates evidencing the existence thereof shall promptly be delivered to the Tenant upon written request therefore.


                   ARTICLE XXIII. PROTECTION FROM SUBROGATION

Neither Landlord not Tenant shall be liable to the other for any business interruption or any loss or damage to property or injury to or death of persons occurring on the Leases Premises or in any other areas of the Office Building, in other areas of the Property, or the adjoining sidewalks, streets or alleys, or in any manner growing out of or connected with Tenant's use and occupation of the Leased Premises, or the condition thereof or the condition of other areas of the Office Building, or other areas of the Property, or of sidewalks, streets or alleys adjoining, caused by the negligence or other fault of Landlord or Tenant or of their respective agents, employees, subtenants, licensees or assignees, to the extent that such business interruption or loss or damage to property or injury to or death of persons is covered by or indemnified by proceeds received from insurance carried by the other party (regardless of whether such insurance is payable to or protects Landlord or Tenant or both) or for which such party is otherwise reimbursed; and Landlord and Tenant each hereby respectively waives all right of recovery against the other, its agents, employees, subtenants, licensees and assignees, for any such loss or damage to property or injury to or death of persons to the extent the same is covered or indemnified by proceeds received from any such insurance, or for which reimbursement is otherwise received. Nothing in this Article contained shall be construed to impose any other or great liability upon either Landlord or Tenant than would have existed in the absence of this Article.

                          ARTICLE XXIV. EXTERIOR SIGNS

The Tenant shall have the right, at its sole expense, to construct, repair and maintain a sign entitled "West Bank" on the exterior of the Office Building, provided, however, the size, design and location of said sign shall be subject to the written approval of Landlord which approval shall not be unreasonably withheld. Upon the expiration of this Lease, or any renewals thereof, by lapse of time or otherwise, said sign shall be removed by Tenant and any damage to the Office Building caused by such removal shall be paid to Landlord. The Landlord shall have the right, at its sole expense, to construct, repair and maintain on each exterior entrance to the Office Building signs entitled "West Bank Office Building". Other than as herein provided, no other exterior signs shall be permitted on the Office Building without the approval of both Landlord and Tenant, which approvals shall not be unreasonably withheld. In the determination of whether a particular approval or lack of approval is reasonable, it is the intention of both Landlord and Tenant to maintain an attractive extension to the Office Building and that aestheticism played an important role in the limitations on exterior signs contained in this Article XXIV.


                        ARTICLE XXV. AUTOMATIC EXTENSIONS

The Landlord and the Tenant agree that this Lease shall automatically extend for three (3) periods of five (5) years each on and after the completion of the original term upon the same terms and conditions and at the same rental as in the original term of this Lease except as otherwise provided herein; provided, however, that Tenant shall have the right and privilege of canceling this Lease at the end of the original term or at the end of any extended period upon Tenant giving to Landlord at least 180 days' notice of such cancellation prior thereto and thereupon all succeeding extensions shall be inoperative and of no force and effect.


                        ARTICLE XXVI. OPTION TO PURCHASE

A. Landlord hereby grants unto the Tenant during the last three (3) months of the tenth (10th) year, the last three (3) months of fifteenth (15th) year and the last three (3) months of the twentieth (20th) year of this Lease, and, provided the options to renew are exercised, during the last three (3) months of the twenty-fifth (25th) year, the last three (3) months of the thirtieth (30th) year and the last three (3) months of the thirty-fifth
     (35th) year of this Lease and during a period of thirty (30) days following the date that the Tenant is advised, in writing, by the Landlord that 51%, or more, of the common stock of the Landlord (Investors Equity of Iowa, Inc.) is acquired by any third party, the right, at Tenant's option, to purchase Landlord's interest in the Ground Lease and the improvements now, or hereafter, erected on the Property for a purchase price as determined in Paragraph B hereof subject to the following:

     (1)  mortgages or record;

     (2)  zoning and building laws or ordinances,

     (3)  covenants, restrictions, easements and agreements of record,

     (4)  other leases on the Office Building.

B. The purchase price shall be an amount determined by multiplying 6.30 times the annual gross rental, as hereinafter defined, from the Office Building based upon 100% occupancy. If there is vacant space in the Office Building at the time of exercise of the option, said vacant space shall be deemed to be occupied and at the same annual gross rental as was being collected from the last tenant who occupied said vacant space. The term "annual gross rental" for purposes of this Article XXVI-B shall include the following:

     (1) The annual rent for each tenant of the Office Building. In this Lease such would be Article III-A.

     (2) Any increases as a result of the Consumer Price Index for each tenant of the Office Building. In this Lease such would be Article III-B.

     (3) Any increases in real estate taxes paid by each tenant of the Office Building since the most recent Consumer Price Index adjustment. In this Lease such would be Article XI but as modified by this subparagraph in defining annual gross income.

     To illustrate the application of the formula, as herein provided, an example based upon hypothetical figures is attached thereto, marked Exhibit "F" and made a part hereof.

     In the computation of annual gross rental for the purpose of determining the purchase price to be paid by the Tenant on any date which the option to purchase may be exercised, if the Landlord, or any related party to the Landlord, occupy a combined area of more than 1,000 square feet of rental space in the Office Building, the square foot annual rental rate of the Landlord or any related party shall not exceed by more than five percent
     (5%) the annual rental rate then being paid by the Tenant on the date of the exercise of the option. For purposes of this paragraph, a "related party" shall be defined as any parent, subsidiary or successor corporation of the Landlord; any partner of a general or limited partnership in which the Landlord is a partner; or any corporation, partnership or limited partnership in which the Landlord, Directors and/or Officers of the Landlord own directly or indirectly more than a 49% percent combined ownership interest.

C. Upon receipt of Tenant's notice of election to exercise the option granted herein, Landlord shall immediately cause the abstract of title to be continued. Upon receipt of such abstract of title, Tenant shall have a reasonable time in which to examine same, and upon approval of same, shall tender the purchase price to Landlord less the outstanding balance son any encumbrances. Landlord shall thereupon deliver to Tenant an assignment of its interest in the Ground Lease and an instrument conveying its interest in the improvements on the Property, all subject to the matters indicated in paragraph A hereof. Purchase by Tenant under the option contained herein shall terminate this Lease as of the date of assignment and conveyance, and insurance, interest, rentals and municipal charges shall be adjusted pro rata as of said date of assignment and conveyance. Real estate taxes for the year in which the option to purchase is exercised are to be prorated from January 1 of that year to said date of assignment and conveyance and the prorating shall be on the basis of the amount of the previous year's real estate taxes, provided, however, that Landlord shall be entitled to a proportionate share of Tenant's participation in the payment of real estate taxes provided for in all leases on the Office Building as of said date of assignment and conveyance and, provided further, that Landlord shall be entitled to retain any escrow funds for insurance premiums and real estate taxes then being held by any mortgage of the Property.


                 ARTICLE XXVII. FIRST-REFUSAL OPTION TO PURCHASE

Without limiting or modifying the rights granted to Tenant in Article XXVI hereof, it is agreed that if Landlord, or Landlord's successors or assigns, at any time during the continuance of this Lease receives a bona fide offer to purchase its interest in the Ground Lease and the improvements now, or hereafter, erected thereon, and desires to sell under the terms of said offer, Landlord shall give Tenant ten (10) days notice, in writing, of such bona fide offer, setting forth the name and address of the proposed purchaser, the purchase price, and the terms of payment thereof. Tenant shall have the first option to purchase within the above mentioned ten (10) day period at the same price and on the same terms of any such bona fide offer to purchase. In the event that the Tenant does not exercise its option to purchase within the aforesaid period, this Lease and all of its terms and conditions, including Tenant's option to purchase for a fixed sum contained in Article XXVI hereof, shall nevertheless remain in full force and effect, and the Landlord, or Landlord's successors or assigns, shall be bound thereby. In the event that a sale is, for any reason, not consummated purchase to the bona fide offer set forth in the notice, the Tenant shall have, upon the same conditions of notification, the continuing first option to purchase upon the terms and conditions of any subsequent bona fide offer of offers to purchase.

Upon receipt of Tenant's notice of election to exercise the option granted herein, Landlord shall immediately cause the abstract of title to be continued. Upon receipt of such abstract of title, Tenant shall have a reasonable time in which to examine same, and upon approval of same, shall tender the purchase price to Landlord less the outstanding balances on any encumbrances. Landlord shall thereupon deliver to Tenant an assignment of its interest in the Ground Lease and an instrument conveying its interest for the improvements on the Property, all subject to the matters indicated in Article XXVI-A hereof. Purchase by Tenant under the option contained herein shall terminate this Lease as of the date of assignment and conveyance, and insurance, interest, rentals and municipal charges shall be adjusted pro rata as of said date of assignment and conveyance. Real estate taxes for the year in which the option to purchase is exercised are to be prorated from January 1 of that year to said date of assignment and conveyance and the prorating shall be on the basis of the amount of the previous year's real estate taxes, provided, however, that Landlord shall be entitled to a proportionate share of Tenant's participation in the payment of real estate taxes provide for in all leases on the Office Building as of said date of assignment and conveyance and, provided further, that Landlord shall be entitled to retain any escrow funds for insurance premiums and real estate taxes then being held by any mortgagee of the Property.

                  ARTICLE XXVIII. FIRST-REFUSAL OPTION TO LEASE

Commencing two (2) years after the term commencement date of this Lease and continuing thereafter during the continuance of this Lease, and any renewals thereof, as vacant space becomes available in the Office Building, Landlord shall give Tenant ten (10) days notice, in writing, setting forth the space available and the general terms and conditions of the proposed lease. Tenant shall have the option to lease the additional space within the above mentioned ten (10) day period on the general terms and conditions as set forth in Landlord's notice, and if said option is exercised, a lease shall be entered into between Landlord and Tenant incorporating the general terms and conditions as set forth in Landlord's notice and such other terms and conditions as shall be agreed upon by the parties. In the event that Tenant does not exercise its option to lease said vacant space within the aforesaid period, this option shall nevertheless remain in full force and effect as future vacant space becomes available. In the event said vacant space is not, for any reason, leased pursuant to the said notice the Tenant shall have, upon the same conditions of notification, the continuing first option to lease said vacant space upon the terms of any subsequent notice from Landlord.


                              ARTICLE XXIX. PARKING

A. Landlord does hereby grant to Tenant during the term of this Lease, and any renewals, the exclusive use of fifteen (15) automobile spaces for Tenant's customer parking and convenience and adequate access to and from Tenant's drive-up banking facility, the exact location of which spaces and access shall be mutually agreed upon by Landlord and Tenant, from time to time. The Landlord shall be obligated to protect, insofar as possible, the rights of Tenant as above described.

B. Landlord does hereby grant to Tenant during the term of this Lease, any renewals, a non-exclusive easement to the balance of the parking area, yard area, and all drives and walking areas, not otherwise provided in this
     Article XXIX, as from time to time constituted on the Property, with rights of ingress and egress to and from the Property, and for free parking; said areas to be used by Tenant, its invitees, customers, and the general public, together with and subject to the same rights granted from time to time by Landlord to other tenants and customers of the Office Building. Landlord does further grant to Tenant during the term of this Lease, any renewals, the privilege of temporarily parking such delivery equipment as may be reasonably required in the conduct of Tenant's business or profession, in areas designated by Landlord from time to time, and the privilege in common with other tenants of the Office Building to have their employees park in the areas designated by the Landlord from time to time. Upon written request from Landlord, the Tenant shall furnish the automobile license numbers assigned to its employees' automobiles.


                           ARTICLE XXX. SUBORDINATION

The rights of the Tenant under this Lease shall be and are subject and subordinate at all times to the lien of any mortgage or mortgages now or hereafter in force against the Property, if any, and to all advances made or hereafter to be made upon the security thereof, and the Tenant shall execute such further instruments subordinating this Lease to the lien or liens of any such mortgage or mortgages as shall be required by the Landlord; provided, however, that the rights of the Tenant and its successor and assigns, shall not be abridged in any manner by foreclosure of such mortgage or mortgages or other form of security interest so long as the Tenant shall not be in default according to the terms of this Lease.


                              ARTICLE XXXI. NOTICES

All notices herein provided to be given shall be in writing and delivered personally or by certified United States mail, return receipt request. The address of such party, until further notification in writing, being:

LESSEE                                           LESSOR

West Des Moines State Bank                       Investors Equity of Iowa, Inc.
125 Grand Avenue                                 7200 Hickman Road
West Des Moines, Iowa  50265                     Des Moines, Iowa  50322


If notice is given by certified mail, return receipt requested, then the notice shall be deemed to have been given effective the date received by the party being notified as evidenced conclusively by the date shown on the return receipt for the delivery of the certified letter of notice.

                          ARTICLE XXXII. MISCELLANEOUS

A. No waiver of any default of the Tenant or Landlord hereunder shall be implied from any omission by the Landlord or Tenant to take any action on account of such default if such default persists or be repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. The invalidity or enforceability of any provision hereof shall not affect or impair any provision.

B. In the absence of fraud, no person, firm or corporation, or the heirs, legal representatives, successors and assigns, respectively, thereof, executing this Lease as agent, trustee, or in any other representative capacity shall never be deemed or held individually liable hereunder for any reason or cause whatsoever.

C. The words "Landlord" and "Tenant" wherever used in this Lease shall be construed to mean Landlords or Tenants in all cases where there is more than one landlord or tenant, and the necessary grammatical changes required to make the provisions hereof apply either to corporation or individuals, men or women, shall in all cases be assumed as though in each case fully expressed.

D. Provisions inserted herein or affixed hereto shall not be valid unless appearing the original hereof held by the Landlord. In the event of variation or discrepancy, the Landlord's original shall control.

E. Each provision hereof shall extend to and shall, as the case may require, bind and inure to the benefit of the Landlord and the Tenant and their respective heirs, legal representatives, successors and assigns.

F. Submission of this instrument for examination does not constitute a reservation of or option for the Leased Premises. The instrument becomes effective as a Lease upon execution and delivery by both Landlord and Tenant.

G. All amounts (other than Rent) owned by the Tenant to the Landlord hereunder shall be paid within ten (10) days from the date the Landlord renders statements of account therefor and shall bear interest at the rate of nine percent (9%) per annum thereafter until paid.

H. Provisions typed on the bank of this Lease and signed by the Landlord and Tenant and all riders attached to this Lease and signed by the Landlord and the Tenant are hereby made a part of this Lease as though inserted in this Lease.

I. If the Tenant shall occupy the Leased Premises prior to the beginning of the term of this Lease with the Landlord's consent, all the provisions of this Lease shall be in full force and effect as soon as the Tenant occupies the Leased Premises. Rent for any period prior to the beginning of the term of this Lease shall be fixed by agreement between the Landlord and Tenant.

J. It is understood by the Landlord and Tenant that this Lease shall not be recorded but that a short form lease of event date herewith, describing the property herein leased, giving the term of the Lease and referring to this Lease may be recorded by either party.


                    ARTICLE XXXIII. ZONING VARIANCE CONDITION

Under the present ordinances of the City of West Des Moines, Iowa, the maximum height limit for an office building is thirty-five (35) feet. This Lease is made upon the express condition that Landlord is able to obtain from the City of West Des Moines, Iowa the necessary variances in said ordinances to allow the construction of the Office Building described in Article I hereof, and if the necessary variances are not obtained this Lease shall become null and void and no further force and effect.

                                   Exhibit "A"


                            Get original if possible

                                   Exhibit "G"


Area "A" - Part of the NE Frl 1/4 of the NE Frl 1/4 of Section 4, Township 78 North, Range 25 West of the 5th P.M. described as follows: Commencing at a point on the East line of 22nd Street that is 490 ft North of the South line of said NE Frl 1/4, NE Frl 1/4; thence East, parallel to the South line of said NE Frl 1/4 , NE Frl 1/4, 53.4 ft to the P.C. of a curve to the left having a radius of
518.34 ft; thence Easterly, along said curve to the left 184.71 ft to the point of beginning; thence continuing Easterly along said curve to the left, to the point of intersection with a curve having a radius of 94.0 ft and whose radius point is located 275.0 ft East of the East line of 22nd Street and on a line that is 530 ft. Northerly of and parallel to the South line of said NE Frl 1/4, NE Frl 1/4; thence Southerly, along the curve having a radius of 94.0 ft to the point of intersection with a line that is normal to the South line of said NE Frl 1/4, NE Frl 1/4 and extends North through a point that is 264.0 ft East of the East line of 22nd Street and 30 ft North of the South line of said NE Frl 1/4 , NE Frl 1/4; thence South, along the line last described above, 158.0 ft more or less to a point that is 278 ft North of the South line of said NE Frl 1/4, NE Frl 1/4, thence West, parallel to the South line of this tract, 30 ft; thence North, parallel to the North-South portion of the East line of the tract herein described, 188.0 ft; thence Northwesterly, along a line radial to the curve first described above, 56.88 ft to the point of beginning, all now in and forming a part of the City of West Des Moines, Iowa and containing approximately
0.28 acres.

                                   Exhibit "H"


Area "B" - Part of the NE Frl 1/4 of the NE Frl 1/4 of Section 4, Township 78 North, Range 25 West of the 5th P.M. described as follows: Commencing at a point on the East line of 22nd Street that is 30 ft North of the South line of said NE Frl 1/4, NE Frl 1/4; thence East, 30 ft North of and parallel to the South line of said NE Frl 1/4 , NE Frl 1/4 , 264.0 ft to the point of beginning, thence North, normal to the last described line, 248.0 ft; thence West, parallel to the South line of the tract herein described, 30 ft; thence South, parallel to the East line of this tract 28.0 ft; thence West, parallel to the South line of this tract, 32.0 ft thence South, parallel to the East line of the tract herein described, 220.0 ft; thence East 62.0 ft to the point of beginning, all now in and forming a part of the City of Des Moines, Iowa and containing approximately
0.33 acres.

                  ARTICLE XXXIV. MUTUAL AGREEMENT AND EASEMENT


Landlord intends to acquire a leasehold interest in and to all, or a portion, of the land adjacent to the Property and identified in red in Exhibit "D" for commercial development and Landlord further intends to connect the Office Building and the building on adjacent land with an enclosed over-pass and Landlord further intends to provide parking facilities on the adjacent land.
Because of Articles XXVI and XXVII hereof, the leasehold interest in the Property and the leasehold interest in the adjacent land may not hereafter be owned by or mortgaged to a common interest. Upon written notice from Landlord to Tenant, the Tenant agrees to join with the Landlord in the execution and recordation of a document which provides, among other things, the following:

1. Establishes the non-exclusive right to use, in common, the parking areas of the Property (other than Article XXIX hereof) and the adjacent land.

2. Establishes the responsibilities of the owners of the leasehold interest in the Property and the adjacent land for maintenance of the common parking areas and liability insurance coverage.

3. Reserves unto the Landlord the title to the enclosed over-pass and provides that said enclosed over-pass shall be maintained by Landlord and provides access by Landlord and Tenant and their respective tenants, customers, agents and employees to and from the Office Building and the building located on adjacent land, and such other terms and conditions as are agreed to by Landlord and Tenant.


                         ARTICLE XXV. LIQUIDATED DAMAGES

In the event that the Landlord does not deliver possession of the Leased Premises to the Tenant on or before May 1, 1972, and does not cause the parking areas to be completed sufficient to allow the Tenant to operate its business (it being recognized that because of weather and other conditions the parking areas may not be completed on a permanent basis but will be completed sufficient to allow the Tenant to operate its business) on or before May 1, 1972, the Landlord acknowledges that the Tenant will be damages as the result of such delay. The damages to be suffered by the Tenant are determined to include, but are not limited to, losses of income from additional deposits Tenant would otherwise realized upon occupying the Leased Premises; losses of value anticipated by promotional advertising relating to the date of occupancy of the Leased Premises; additional administrative expenses incurred by the enlarged personal staff of the Tenant hired to occupy the Leased Premises; and, loss of business to competing Banks who will have located in the vicinity prior to the Tenant.

An exact estimate of monetary damages which the Tenant will sustain is not readily ascertainable at the time of the execution of the Lease; thus, after reviewing the bases of the Tenant's damages above described, the Landlord and Tenant agree that the Tenant will be damaged as follows:

1.   The sum of $2,000.00 if not completed on or before May 1, 1972;

2.   The additional sum of $4,000.00 if not completed on or before June 1, 1972;

3.   The additional sum of $6,000.00 if not completed on or before July 1, 1972;

4.   The additional sum of $8,000 if not completed on or before August 1, 1972;

And no further proof of damage is required to be made by the Tenant. Landlord and Tenant further agree that the above sums are deemed to build a fair and reasonable relationship in the value of the Tenant in occupying the Leased Premises on the established date of occupancy are not in any manner deemed to be a penalty against the Landlord.

In the event the Landlord shall be delayed, hindered in or prevented from the performance of the acts required hereunder by reason on events beyond its control including, but not limited to, strikes, lock-outs, work stoppages, failure of power, restrictive governmental laws or regulations, riots, wars, insurrection, fire, the elements or other casualty, then performance of such acts shall be excused for the period of the delay and the period for the performance of the acts shall be extended for a period equivalent to the period of such delay; provided, however, that if a strike, lock-out or work stoppage occurs on or before May 1, 1972 and possession of the Leased Premises has not been delivered to the Tenant, such strike, lock-out or work stoppage shall not constitute an excusable delay and the agreed liquidated damages will be paid to the Tenant as herein provided. If a strike, lock-out or work stoppage occurs prior to May 1, 1972 and continues on or after May 1, 1972, only the time prior to May 1, 1972 shall constitute an excusable delay. All damages shall be paid by the Landlord to the Tenant on the day following the date which the same were incurred.

IN WITNESS WHEREOF, Landlord and Tenant have caused this instrument to be executed by their duly authorized officers the day and year first above written.

LANDLORD                               TENANT

INVESTORS EQUITY OF IOWA, INC.         WEST DES MOINES STATE BANK


By:                                    By:
its                                    its





By:                                    By:
its                                    its:

STATE OF IOWA   )
                ) ss:
COUNTY OF POLK  )


On this 9th day of September, 1971, before me, the undersigned, a Notary Public in and for said County, in said State, personally appeared Robert L. Baehler and Robert F. Boyt, to me personally known, who, being by me duly sworn, did say that they are the Vice President and Secretary respectively, of Investors Equity of Iowa, Inc., that (no seal has been procured by the said) corporation; that said instrument was signed on behalf of said corporation by authority of its Board of Directors; and that the said Vice President and Secretary as such officers acknowledged the execution of said instrument to be the voluntary act and deed of said corporation, by it and by them voluntarily executed.

/s/ Paulette K. Lester
------------------------------------------
Paulette K. Lester
Notary Public in and for Polk County, Iowa